FOR IMMEDIATE RELEASE


Contact:
Jerome I. Feldman      Scott N. Greenberg       John Nesbett
Chairman & CEO         President & CFO          Lippert/Heilshorn & Associates
(212) 230-9508         (212) 230-9529           (212) 838-3777


                       GP STRATEGIES CORPORATION ANNOUNCES
                  RESIGNATION OF JOHN C. MCAULIFFE AS PRESIDENT
                  OF ITS GENERAL PHYSICS CORPORATION SUBSIDIARY


New York, September 4, 2002--GP Strategies Corporation (NYSE: GPX), a leader in workforce development, technical training, engineering and consulting, today announced the resignation of John C. McAuliffe, the President of its principal operating subsidiary, General Physics Corporation. At the request of General Physics, Mr. McAuliffe will be working with the company for the next six months to assure a smooth transition.

Scott N. Greenberg, President of GP Strategies, stated, "Under John's leadership over the last eight years, General Physics' revenues have increased, the market sectors served have expanded, and the company has become a global operation. He has guided General Physics during these recent turbulent economic times, keeping the company profitable during the last four quarters while most of its competitors experienced significant losses. The company appreciates his many contributions to it and wishes him well in his new endeavors." Mr. McAuliffe stated, "I believe I am leaving General Physics in a strong competitive position with an experienced management team well positioned to continue the company's role as a leader in the industry. I am proud of what we have been able to achieve together over the past eight years, and am looking forward now to pursuing new opportunities."

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation, is a NYSE listed company (GPX). General Physics is a workforce development company that improves the effectiveness of organizations by providing training, management systems and engineering services to meet the specific needs of clients. Programs have been developed for service managers and executives, engineers, sales associates, plant operators, the maintenance and purchasing workforces and information technology professionals in the public and private sectors in North and South America, Europe and Asia. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about General Physics may be found at www.gpworldwide.com.

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The forward-looking statements contained herein reflect GP Strategies'
management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to those risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.